For more information, contact:
Alan Robin, PISC
Honolulu, Hawaii
(808)926-4242






SEPTEMBER 22, 1995
FOR IMMEDIATE RELEASE


     HONOLULU, Hawaii. Pacific International Services Corp. (PISC), today announced it had not made its September 1st payment to the Bondholders under the indenture agreement of September 1, 1987. The company previously announced that it had entered into an agreement with Dollar Systems, Inc. to sell its vehicle rental operations. The proposed transaction is subject to due diligence review, which is expected to be completed by September 29, 1995, as well as approvals of PISC bondholders, shareholders and others.

Due to the fact that the expense of completing the various steps necessary to comply with the sale and exchange offer, the company determined it was necessary to withhold the September interest payment when due in order to conserve cash for operations during this period.

The transaction is scheduled to close in late October or early November. If the required consents are obtained, the company intends to use all of the cash
proceeds from the closing and a portion of its authorized and   unissued equity
to effect an exchange of the outstanding debentures.